As filed with the Securities and Exchange Commission on February 1, 1999
                                                      Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SKYMALL, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                             5961                   86-0651100
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                              1520 East Pima Street
                             Phoenix, Arizona 85034
                                 (602) 254-9777
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                ROBERT M. WORSLEY
                                    President
                                  SkyMall, Inc.
                              1520 East Pima Street
                             Phoenix, Arizona 85034
                                 (602) 254-9777
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

  Christopher D. Johnson, Esq.                  Christine A. Aguilera, Esq.
Squire, Sanders & Dempsey L.L.P.          Vice President of Business Development
     40 North Central Avenue                   General Counsel and Secretary
     Phoenix, Arizona 85004                            SkyMall, Inc.
         (602) 528-4000                            1520 East Pima Street
                                                   Phoenix, Arizona 85034
                                                       602-254-9777

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                      PROPOSED      PROPOSED
     TITLE OF                         MAXIMUM        MAXIMUM
     SECURITIES          AMOUNT       OFFERING      AGGREGATE    AMOUNT OF
     TO BE               TO BE         PRICE        OFFERING    REGISTRATION
     REGISTERED        REGISTERED    PER SHARE*      PRICE*        FEE
     ----------        ----------    ----------    ---------    ------------

     Common Stock       158,824       $18.28125    $2,903,501      $807
     $.001 par value

================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of Common Stock on January 29, 1999.


     Approximate date of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1999

PROSPECTUS
                                 158,824 SHARES

                                  SKYMALL, INC.
                                  COMMON STOCK

     We have issued warrants (the "Warrants") to purchase 158,824 shares of our common stock (the "Common Stock"). 58,824 of the Warrants were issued to WWF Paper Corporation ("WWF"), and 100,000 of the Warrants were issued to GiftOne, Inc. in two separate private placement transactions. GiftOne, Inc.'s Warrants were subsequently distributed to Greg Gretsch and Paul Bauersfeld in connection with its dissolution. WWF, Mr. Gretsch and Mr. Bauersfeld are individually referred to in this document as a "Selling Shareholder" and collectively, as the "Selling Shareholders". The Selling Shareholders can use this Prospectus to sell to other purchasers some or all of the shares of Common Stock they receive by exercising the Warrants. Each Selling Shareholder may sell the Common Stock in ordinary broker's transactions, directly to market makers in our Common Stock, private transactions or any of the other methods of distribution that are described in this Prospectus under the section titled "Plan of Distribution".

     WWF will receive all, and Messrs. Gretsch and Bauersfeld will receive two-thirds, of the amount received upon any sale by them of the Common Stock offered hereby, minus any brokerage commissions or other expenses incurred by them in connection with any sale. We will receive one-third of the net amount Messrs. Gretsch and Bauersfeld receive upon any sale of the Common Stock to be issued to them upon exercise of their Warrants. We will also receive up to $1,270,592 as the purchase price for the Common Stock if the Selling Shareholders exercise all of the Warrants. Under certain circumstances, Messrs. Gretsch and Bauersfeld may be required to reimburse us for our costs and expenses associated with the registration of the shares of Common Stock that will be issued to them upon exercise of their Warrants, in an amount not to exceed $15,000. WWF has agreed to reimburse us for our costs and expenses associated with the registration of the Common Stock that will be issued to WWF upon exercise of their Warrants, in an amount not to exceed $25,000.

     The Selling Shareholders and the brokers or other third parties through whom the Selling Shareholders sell the Common Stock may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the shares of Common Stock offered in this Prospectus.

     Our Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "SKYM". According to Nasdaq, on January 29, 1999, the last reported sale price for our Common Stock was $17.75.

BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE RISK FACTORS DISCUSSED IN THIS PROSPECTUS, BEGINNING ON PAGE 7. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THOSE RISKS, INCLUDING THE RISK THAT YOU COULD LOSE YOUR ENTIRE INVESTMENT IN THE
COMMON  STOCK,  AS  WELL  AS ANY  OTHER  RISKS  THAT  MAY BE  DISCUSSED  IN THIS
PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                The date of this Prospectus is ____________, 1999

     YOU SHOULD ONLY RELY UPON THE INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT THAT IS DELIVERED TO YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION.

     THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE SUCH AN OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE LATER THAN THE DATE ON THE FRONT OF THE PROSPECTUS OR PROSPECTUS SUPPLEMENT.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed at the SEC's Public Reference Room located at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at World Trade Center, 13th Floor, New York, New York, 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for more information about the Public Reference Room facilities. Our SEC filings are also available to you free of charge at the SEC's web sit at HTTP://WWW.SEC.GOV.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a Registration Statement on Form S-3 (the "Registration Statement") with the SEC that covers the resale of the Common Stock offered by this Prospectus. This Prospectus forms a part of the Registration Statement; however, the Prospectus does not include all of the information included in the Registration Statement. As a result, you should refer to the Registration Statement for additional information about us and the Common Stock being offered in this Prospectus. Statements that we make in this Prospectus relating to any documents filed as an exhibit to the Registration Statement or any document incorporated by reference into the Registration Statement are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFRENCE

     Some of the information that we are required to include in the Registration Statement has been "incorporated by reference." This means that we have disclosed information to you simply by referring you to documents other than the Registration Statement. The documents that have been incorporated by reference are an important part of the Prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the Common Stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the Securities and Exchange Commission after the date of this Prospectus will automatically update the Registration

Statement. The documents that we have previously filed and that are incorporated by reference include the following:

     *    Our Annual Report on Form 10-K for the fiscal year ended  December 31,
          1997;
     * Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998;
     *    Our Current Report on Form 8-K dated December 7, 1998;
     * Our Definitive Proxy Statement for our 1998 Annual Meeting of Shareholders dated April 21, 1998; and
     * The description of our Common Stock included in our Registration Statement on Form 8-A, filed October 31, 1996, including all
          amendments   or  reports   filed  for  the  purpose  of  updating  the
          description.

All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date that this offering of our Common Stock is terminated, will automatically be incorporated by reference into this Prospectus. We will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to such documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                                  SkyMall, Inc.
                              1520 East Pima Street
                             Phoenix, Arizona 85034
                              Attn: General Counsel
                            Telephone: (602) 254-9777

                               PROSPECTUS SUMMARY

     The following summary should by read by you together with the more detailed information included at other sections of this Prospectus. In addition, you should carefully consider the factors described under "Risk Factors" at Page 7 of this Prospectus.

     Throughout this Prospectus, we refer to SkyMall, Inc. and its subsidiaries as "us", "we", "our", "SkyMall" or the "Company".

                                   THE COMPANY

     Founded in 1989, SkyMall provides products and services to a wide variety of consumers, merchants and host partners. Our primary distribution channel is our in-flight catalog, which is placed in airline seat pockets and available to approximately 70% of all domestic airline passengers. Through our skymall.com subsidiary, we also offer products and services to online shoppers at our website, and enable other companies to conduct electronic commerce using skymall.com's merchant solution. In addition, through another one of our subsidiaries, Durham & Co., we offer high quality logo merchandise to domestic corporations and other organizations. We are attempting to broaden our distribution channels and our customer base through international expansion of our in-flight catalog program and electronic commerce initiatives.

     SkyMall and skymalll.com aggregate and offer high-quality products and services to more than 400 million airline passengers each year, as well as to online shoppers. We market and sell premium merchandise from participating merchants, including major catalog companies and specialty retailers. Some of our participating merchants include Brookstone(R), Frontgate (R), Hammacher Schlemmer, Norm Thompson (R), Solutions (R), The Wine Enthusiast (TM) and The Sharper Image (R). The merchandise of each participating merchant is presented in a separate section of the SkyMall catalog and website to allow browsing from "store to store," providing the convenience and variety of an upscale shopping mall environment. Substantially all of the merchandise sold by us is shipped directly to customers by participating merchants. We believe this delivery method enables us to avoid significant inventory risk. We have exclusive agreements to place our catalogs in aircraft seat pockets on 16 airlines. These 16 airlines carried approximately 70 percent of all domestic passengers in 1997. They include America West, Continental, Delta, Southwest, TWA, United and US Airways.

     Our Internet hosts typically feature the same products and services offered through our paper catalogs as a part of their own websites. However, because the Internet does not pose the same size and weight constraints as our paper catalogs, we plan to offer a greater number and variety of our merchant partners' products and services through the Internet. In addition to working with third party Internet hosts, we also feature our products and services at our own website, WWW.SKYMALL.COM.

     We have experienced substantial growth since 1994. Total revenues have increased from approximately $30.3 million in 1994 to approximately $60.8 million in 1997, for a compound annual growth rate of 26 percent. Our revenue per passenger enplanement on flights carrying the SkyMall catalog increased from approximately $0.06 in 1994 to approximately $0.11 in 1997, for a compound annual growth rate of 22 percent. Although our revenues from electronic commerce sales increased significantly from 1997 to 1998, these revenues represented approximately five percent of our total revenues in 1998.

     SkyMall's foundation is built on its relationships with its customers, merchants and host partners. Our customers enjoy the convenience of being able to shop for a wide variety of innovative products while traveling or online. We offer a no mark-up, fair price guarantee under which we will refund the price difference if the customer finds the same item advertised elsewhere at a lower price. In order to enhance the ongoing appeal of our product offerings, we produce four new catalogs per year. We maintain a toll free 24-hour telephone ordering service (from air and ground phones), and an in-house staff of customer service representatives who are trained to provide exemplary service in order to build strong customer loyalty and increase revenue from repeat and referral business.

     In exchange for offering our products and services, we pay each host a monthly commission based on net merchandise revenues generated by our sales to that host's customers. Some of our agreements also require payment of minimum monthly fees. Our hosts benefit from additional revenue and from being able to enhance the experiences of their customers by providing our products and services as an additional amenity.

     Participating merchants obtain exposure for their products and services to a demographically diverse group of potential customers with strong economic profiles, generate additional revenues and acquire new customers to add to their own proprietary mailing lists. Under contracts with participating merchants, we earn a percentage of the revenues generated by our sales, placement fees for inclusion of the merchants' products in the SkyMall catalog, or a combination thereof.

     Our principal executive offices are located at and our mailing address is 1520 East Pima Street, Phoenix, Arizona 85034. Our telephone number is (602) 254-9777.

                                  THE OFFERING


Securities Offered Hereby............. 158,824 shares of Common Stock.

Common Stock Outstanding as of
  January 27, 1999.................... 8,995,298 shares.(1)

Use of Proceeds....................... We  will  receive  one-third  of the  net amounts  received by  Mr. Gretsch  or Mr.
                                       Bauersfeld  from  the sale of  any Common
                                       Stock issued to them upon exercise of the
                                       Warrants.  We will also receive  proceeds
                                       from the exercise of the  Warrants, which
                                       would  be   $1,270,592  if  the   Selling
                                       Shareholders    exercise   all   of   the
                                       Warrants.   We  will  use  all  of  these
                                       proceeds for working capital for our operations. See "Use of Proceeds."

Risk Factors.......................... The shares of Common Stock offered hereby involve a high degree of risk.  See "Risk
                                       Factors."

Nasdaq National Market Symbol......... "SKYM"

---------------

(1) Does not include (i) 830,052 shares of Common Stock issuable upon exercise of outstanding stock options issued pursuant to the Company's stock option plans, (ii) an additional 264,412 shares of Common Stock reserved for issuance pursuant to future awards granted under such stock option plans,
     (iii) 56,400 shares of Common Stock issuable by the Company upon the exercise of warrants issued to preferred shareholders in connection with the Company's 1996 Private Placement, which are exercisable at $8.00 per share, and (iv) 158,824 shares of Common Stock issuable to the Selling Shareholders upon exercise of the Warrants which are the shares of Common Stock that are being offered hereby.

                                  RISK FACTORS

     BEFORE YOU BUY ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THESE RISKS, INCLUDING THE RISK THAT YOU MAY LOSE YOUR ENTIRE INVESTMENT, BEFORE YOU MAKE A DECISION TO BUY ANY OF THE SHARES OF COMMON STOCK.

WE HAVE A LIMITED HISTORY OF PROFITABLE OPERATIONS AND WE MAY NOT BE PROFITABLE IN THE FUTURE

     We commenced operations in late 1990, however, prior to fiscal 1995, we incurred substantial financial losses. There is no assurance that our operations will remain profitable.

OUR BUSINESS MAY NOT GROW IN THE FUTURE

     Since our inception, we have rapidly expanded our operations, growing from total revenues of $0.02 million in 1990 to total revenues of $60.8 million in 1997. Our continued future growth will depend to a significant degree on our ability to increase revenue per host partner, broaden our customer base by entering into relationships with new domestic and foreign hosts, and implement other programs that increase the circulation of the SkyMall catalogs, products and services. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control, including (i) our ability to select products that appeal to our customer base,
(ii) sustained or increased levels of airline travel, particularly in domestic airline markets, (iii) the growth of electronic commerce sales, (iv) the continued perception by participating merchants that we offer an effective marketing channel for their products and services, (v) our ability to attract, train and retain qualified employees and management, and (vi) the continued profitability of existing operations. There can be no assurance that we will be able to successfully implement our growth strategy or that our planned expansion will be profitable.

WE DEPEND UPON OUR HOST RELATIONSHIPS

     Our business depends significantly on our relationships with the airlines, websites, hotels and other hosts. Our agreements with hosts typically have one-year terms, but generally permit the host to terminate the relationship on 60 to 180 days' advance notice. There is no assurance that our hosts will continue their relationships with us and the loss of one or more of our significant hosts could have a material adverse affect on our financial condition and results of operations.

WE FACE INTENSE COMPETITION

     The distribution channels for our products are highly competitive. From time to time in our airline catalog business, competitors, typically other catalog retailers, have attempted to secure contracts with various airlines to offer merchandise to their customers. Northwest Airlines and American Airlines currently offer merchandise catalogs to their customers through a competitor of ours. Various international airlines also offer merchandise catalogs to their passengers through our competitors. We also face competition for customers from airport-based retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. In addition, we compete for customers with other in-flight marketing media, such as airline-sponsored in-flight magazines and airline video programming. In our electronic commerce sales, we face intense competition from other content providers and retailers who seek to offer their products and/or services at their own websites or those of other third parties. We believe that the principal competitive factors are brand recognition, price, quality, customer service and convenience. All of the products and services offered by us can also be found in other retail stores and catalogs.

WE MAY BE UNABLE TO MANAGE THE POTENTIAL GROWTH OF OUR BUSINESS

     We are currently experiencing a period of significant growth in our business and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This growth will place significant demands upon our personnel, management and financial resources. In order to manage this growth, we may have to hire additional personnel and develop additional management infrastructure. There is no assurance that people with the necessary skills and experience will be available as needed or on terms favorable to us. In addition, we may be required to enter into relationships with various strategic partners, online service provides, airlines and other third parties. There is no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that we will be able to attract. hire, train, retain, motivate and manage necessary personnel or that our management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we are unable to effectively manage any potential growth, our business and financial condition, as well as the trading price of our Common Stock could be adversely affected.

OUR PLANS FOR INTERNATIONAL EXPANSION POSE ADDITIONAL RISKS

     A significant aspect of our growth strategy is to expand our business internationally, through our in-flight catalog program as well as the Internet. We have limited experience in selling our products and services internationally. Such expansion will place additional burdens upon our management, personnel and financial resources. We will also face different and additional competition in these international markets. In addition, international expansion has certain unique risks, such as regulatory requirements, legal uncertainly regarding liability, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability and potentially adverse tax implications. To the extent we expand our business internationally, we will also become subject to risks associated with international monetary exchange fluctuations. Any one of these risks could impair our ability to expand internationally as well as have a material adverse impact upon our overall business operations, growth and financial condition.

WE ARE VULNERABLE TO INCREASES IN PAPER COSTS AND AIRLINE FUEL PRICES

     The cost of paper used to print our catalogs and the fees paid to airlines to reimburse them for the increased fuel costs associated with carrying our catalogs are significant expenses of our operations. Historically, paper and airline fuel prices have fluctuated significantly from time to time. Prices in the paper market can and often do change dramatically over a short period of time. Any significant increases in paper or airline fuel costs that we must pay could have a material adverse effect on our financial condition and results of operations.

SOME OF OUR MERCHANTS MAY BE UNABLE OR UNWILLING TO PAY OUR FEES

     Some participating merchants agree to pay a placement fee to us for including their merchandise in the SkyMall catalog. For each month of the catalog issue we record an account receivable from the merchant for the placement fee. In some cases, we collect the placement fee either from the merchant or by withholding it from amounts due to the merchant for merchandise sold. To the extent that the placement fee receivable exceeds the sales of the merchant's products and the merchant is unable or unwilling to pay the difference to us, we may experience credit losses which could have a material adverse effect on our financial condition and results of operations.

OUR INFORMATION AND TELECOMMUNICATIONS SYSTEMS MAY FAIL OR BE INADEQUATE

     We process a large volume of relatively small orders. Consequently, our success depends to a significant degree on the effective operation of our information and telecommunications systems. These systems could fail for unanticipated reasons or they may be inadequate to process any increase in our sales volume that may occur. Any extended failure of our information and telecommunications systems could have a material adverse effect on our financial condition and results of operations.

OUR FUTURE GROWTH IS IN PART DEPENDENT UPON THE CONTINUED GROWTH OF THE ELECTRONIC COMMERCE MARKET

     The market for the sale of products and services over the Internet is a new and rapidly evolving market. Our future growth strategy is partially dependent upon the widespread acceptance and use of online services as an avenue for retail purchases. Consumers have only recently begun to make purchases over the Internet and there is no assurance that they will continue to do so in the future. In order for us to grow our online customer base, we will need to attract purchasers who have historically relied upon traditional venues for making their retail purchases.

     In addition to the risks described above, the Internet may prove not to be commercially viable in the long term for a number of reasons, including potential inadequacies in the development of network infrastructure, security measures, performance or other reasons. As the Internet experiences growth in the number of users, the frequency of use or bandwidth requirements, online service providers may be unable to adequately address these demands. Changes in or insufficient availability of telecommunications services needed to support the Internet could result in slower online response times, making the Internet less attractive to our customers. If use of online services does not continue to grow as expected, if the technological infrastructure for the Internet is unable to effectively support its growing use, or if the Internet does not ultimately prove to be a viable commercial marketplace, our growth strategy may be materially adversely affected.

WE FACE RISKS ASSOCIATED WITH ONLINE SECURITY BREACHES OR FAILURES

     In order to successfully make sales over the Internet, it is necessary that we be able to ensure the secure transmission of confidential customer information over public telecommunications networks. We employ certain technology in order to protect such information, including customer credit card information. However, there is no assurance that such information will not be intercepted illegally. Advances in cryptography or other developments that could compromise the security of confidential customer information could have a direct negative impact upon our electronic commerce business. In addition, the perception by consumers that making purchases over the Internet is not secure, even if unfounded, will mean that fewer consumers are likely to make purchasers through that medium. Finally, any breach in security, whether or not a result of our acts or omissions, may cause us to be the subject of litigation, which could be very time-consuming and expensive to defend.

WE FACE RISKS OF INCREASED GOVERNMENTAL REGULATION AND OTHER LEGAL UNCERTAINTIES

     Our electronic commerce activities are not currently subject to significant regulation, other than those applicable to businesses generally. However, electronic commerce is a new market and it is likely that regulations and laws may be enacted in the future which would apply to our electronic commerce activities. Any such laws or regulations could result in additional costs associated with such activities, reduce or inhibit the growth of Internet use, thereby reducing the growth of our electronic commerce business, or have other adverse effects. Additionally, certain states or international jurisdictions could enact laws that would require us to register in such jurisdictions, pay fees or otherwise increase our costs of doing business.

WE MAY BE SUBJECT TO ADDITIONAL STATE OR OTHER TAXES

     We do not collect sales or other similar taxes in respect of goods sold by us through the Internet. However, some states may seek to impose sales tax collection obligations on out-of-state companies such as us and a number of proposals have been introduced at various state and local levels that, if adopted, could substantially impair the growth of our electronic commerce business.

OUR BUSINESS IS SEASONAL

     Our business is seasonal in nature, with the greatest volume of sales typically occurring during the holiday selling season of the fourth calendar quarter. During 1998, approximately 40 percent of our net merchandise sales were generated in the fourth quarter. Any substantial decrease in sales for the fourth quarter could have a material adverse effect on our results of operations.

WE FACE A RISK OF PRODUCT LIABILITY CLAIMS

     Our catalog and electronic commerce sites typically feature over 2,000 products and services from more than 100 participating merchants. Generally, our agreements with these participating merchants require the merchants to indemnify us and thereby be solely responsible for any losses arising from product liability claims made by customers, including the costs of defending any such claims, and to carry product liability insurance that names SkyMall as an additional insured. In addition, we maintain product liability insurance in the aggregate amount of $2.0 million and $1.0 million per occurrence. If ever a merchant was unable or unwilling to indemnify us as required, and any such losses exceeded our insurance coverage or were not covered by our insurer, our financial condition and results of operations could be materially adversely affected.

WE RELY UPON OUR PRESIDENT AND OTHER KEY PERSONNEL

     We depend on the continued services of Robert M. Worsley, our chairman, president and chief executive officer, and on the services of certain other executive officers. The loss of Mr. Worsley's services or of the services of certain other executive officers could have a material adverse effect on our business.

THE WORSLEYS CAN CONTROL MANY IMPORTANT COMPANY DECISIONS

     As of January 27, 1999, Mr. Worsley and his wife (the "Worsleys") beneficially own 4,577,416 shares, or approximately 51% of our outstanding Common Stock. As a result, the Worsleys have the ability to significantly influence the affairs of the Company and matters requiring a shareholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company, and the sale of all or substantially all of the Company's assets. The voting power of the Worsleys may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.

THE PRICE OF OUR COMMON STOCK IS VOLATILE

     The market price of our Common Stock has been highly volatile. Occurrences that could cause the trading price of our Common Stock to fluctuate dramatically in the future include:

     *    new merchant agreements
     * the acquisition or loss of one or more airline, electronic commerce or other partners
     *    fluctuations  in our  operating  results
     * analyst reports, media stories, Internet chat room discussions, news broadcasts, and interviews
     *    market conditions for retailers in general
     *    changes in our airline fuel, paper or other significant expenses
     * decreases in the commissions we are able to negotiate with our merchants

The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for companies that do some or all of their business on the Internet. Although Internet sales represent only a small portion of our business, the price of our Common Stock may nonetheless be impacted by these or other trends.

WE FACE RISKS ASSOCIATED WITH THE YEAR 2000

     BACKGROUND. Many software programs use only two digits to identify the year in the date field. If such programs are not corrected, data that includes a date in the Year 2000 or later could cause many computer applications to fail, lock-up or generate erroneous results. Further, certain computer programs may not properly process the dates of September 9, 1999 or February 29, 2000. This potential problem is generally referred to as the "Year 2000 Issue". We have initiated a program to evaluate and address our exposure to the Year 2000 Issue. If not corrected, many computer applications could fail or create erroneous results.

     OUR STATE OF READINESS. We have initiated a program to identify our exposure to the Year 2000 Issue and we have begun to implement measures to mitigate any problems. We believe we have identified all significant internal systems and applications that require attention of some form in order to address our Year 2000 Issue risks.

     The information or production systems which consist of order entry, order conveyance and customer service are primarily based on the Microsoft suite of products and the hardware is principally late model Compaq servers, both of which are designed to meet Year 200 Issue functional requirements. We are in the process of obtaining confirmation that these systems are not subject to the Year 2000 Issue.

     We also have other non-production systems such as internal security systems, telephone systems, and network computer equipment, which we are also currently reviewing. In addition, we are also reviewing the capability of critical systems of certain third parties such as our vendor partners, banks and telephone service providers.

     We plan on resolving any Year 2000 Issue problems by June 30, 1999.

     COSTS. The financial and resource demands of our Year 2000 Issue project are estimated to total less than $100,000. Much of this amount represents the use of existing resources which will be refocused to survey third parties, review internal and external systems environments, analyze potential impacts and document our efforts.

     RISKS. We have identified what we believe are our most significant worst case Year 2000 Issue scenarios. These revolve around the ability of our vendors to process orders and conduct business such as arranging deliveries to customers and replenishing inventories. We do not currently have enough data to make an accurate assessment of the potential impact of a material failure of our vendors to be adequately prepared for the Year 2000 Issue.

     CONTINGENCY PLANS. We have not yet developed formal contingency plans to address the possibility that our critical systems, as well as those of our key business partners on which we rely will experience significant interruption as a result of the Year 2000 Issue. We will develop contingency plans by June 30, 1999, if such plans are deemed necessary after a more thorough evaluation of all our mission critical systems.

FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS MAY PROVE TO BE INCORRECT

     This Prospectus and the documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements discuss, among other items, the Company's growth strategy and anticipated trends in our business. Whenever we use words like "believe", "expect", "anticipate", "plan" or other similar words, you should understand that they are forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there is no assurance that the forward-looking information contained in this Prospectus will in fact occur or prove to be accurate. We have no obligation to publicly update or revise any of the forward-looking statements contained herein. Any written or oral statements made in this Prospectus or after the date hereof by us, or someone acting on our behalf, is qualified entirely by this paragraph.

                             SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Shareholder, all of which represent the shares issuable upon exercise of the Warrants, as of January 27, 1999. None of these Selling Shareholders has a material relationship with us. We believe that the Selling Shareholders named in the following table have sole voting and investment power with respect to the respective shares of Common Stock set forth opposite their names. The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their nominees.

                             Shares Beneficially             Shares Beneficially
                             Owned Prior to the    Number      Owned After the
                                   Offering       of Shares        Offering
                             -------------------   Offered   -------------------
                                                  ---------
Name                          Number     Percent              Number  Percent(1)
----                         --------    -------             -------- ---------

Greg Gretsch............      50,000        *       50,000      0        0%
Paul Bauersfeld.........      50,000        *       50,000      0        0%
WWF Paper Corporation...      58,824        *       58,824      0        0%

---------------
*    Less than 1%.

(1) Percentages are based upon 8,995,298 shares of the Company's Common Stock outstanding as of January 27, 1999.


                                 USE OF PROCEEDS

     We will receive one-third of the net amounts received by Mr. Gretsch or Mr. Bauersfeld from the sale of any Common Stock issued to them upon exercise of the Warrants. We will also receive proceeds from the exercise of the Warrants, which would be $1,270,592 if the Selling Shareholders exercise all of the Warrants. We will use all of these proceeds for working capital for our operations.

                         DETERMINATION OF OFFERING PRICE

     All of the 158,824 shares of Common Stock offered hereby are issuable upon the exercise of the Warrants. The terms of the Warrants provide that the per share exercise price shall be $8.00 per share. The subsequent sale of the Common Stock received upon the exercise of the Warrants will be determined by the Selling Shareholder selling the Common Stock. The price at which the Common Stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold in one or more of the following types of transactions: (a) a block trade in which a Selling Shareholder will engage a broker-dealer who will then attempt to sell the Common Stock, or position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the Common Stock to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Common Stock, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholders may also loan or pledge Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged Common Stock pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Under certain circumstances, Messrs. Gretsch and Bauersfeld may be required to reimburse us for our costs and expenses associated with the registration of the shares of Common Stock that will be issued to them upon exercise of their Warrants, in an amount not to exceed $15,000. WWF has agreed to reimburse us for our costs and expenses associated with the registration of the Common Stock that will be issued to WWF upon exercise of their Warrants, in an amount not to exceed $25,000. Commissions and discounts, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, sales of the Common Stock made in those states will only be through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the Selling Shareholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market-making activities with respect to our Common Stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of the Company's securities by the Selling Shareholders.


                            DESCRIPTION OF SECURITIES

     For a description of our Common Stock, see our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 31, 1996 and incorporated by reference into this Prospectus.


                                  LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.


                                     EXPERTS

     The audited financial statements of the Company as of and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

=============================================     =============================================
  NO DEALER, SALESPERSON  OR OTHER PERSON HAS
BEEN  AUTHORIZED  TO GIVE ANY  INFORMATION OR
TO  MAKE ANY REPRESENTATION  OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR
MADE,  SUCH   INFORMATION  OR  REPRESENTATION
MUST  NOT  BE  RELIED  UPON  AS  HAVING  BEEN
AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER.
THIS PROSPECTUS DOES NOT  CONSTITUTE AN OFFER
TO SELL OR A  SOLICITATION OF AN OFFER TO BUY
ANY  OF  THE  SECURITIES  OFFERED  HEREBY  BY
ANYONE  IN  ANY  JURISDICTION  IN  WHICH SUCH                      SKYMALL, INC.
OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH  THE  PERSON   MAKING   SUCH  OFFER  OR
SOLICITATION  IS NOT QUALIFIED TO DO SO OR TO
ANY  PERSON TO  WHOM IT IS  UNLAWFUL TO  MAKE
SUCH    OFFER   OR   SOLICITATION   IN   SUCH
JURISDICTION.   NEITHER  THE DELIVERY OF THIS
PROSPECTUS  NOR  ANY   SALE   MADE  HEREUNDER
SHALL, UNDER ANY  CIRCUMSTANCES,  CREATE  ANY
IMPLICATION  THAT  THE  INFORMATION HEREIN IS                     158,824 SHARES
CORRECT  AS OF  ANY  TIME  SUBSEQUENT  TO THE                      COMMON STOCK
DATE HEREOF OR THAT  THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


           -----------------


           TABLE OF CONTENTS
                                                                    ----------
                                         Page                       PROSPECTUS
                                         ----                       ----------

Where You Can Find More Information......  2
Incorporation of Certain Documents
  By Reference...........................  2
Prospectus Summary.......................  4
The Offering.............................  6
Risk Factors.............................  7
Selling Shareholders..................... 14
Use of Proceeds.......................... 14
Determination of Offering Price.......... 14
Plan of Distribution..................... 15
Description of Securities................ 16
Legal Matters............................ 16                      __________, 1999
Experts.................................. 16

=============================================     =============================================

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the offering other than commissions and discounts, if any.


SEC Registration Fee................................................ $     807
Legal Fees and Expenses.............................................    10,000
Accounting Fees and Expenses........................................     3,000
Printing and Engraving Expenses.....................................       500
Blue Sky Fees and Expenses..........................................         0
Miscellaneous.......................................................     2,500
                                                                     ---------
     Total.......................................................... $  16,807
                                                                     =========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles 11 and 12 of the Company's Articles of Incorporation provide as follows:

     1. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment or modification.

     2. The Corporation shall indemnify, defend and hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer, director, employee or agent of the Corporation, to the fullest extent allowed pursuant to Nevada law.

ITEM 16.  EXHIBITS


Exhibit                                                          Page Number or
Number                     Description                          Method of Filing
-------                    -----------                          ----------------

      4   Form of Common Stock Certificate..................           *
      5   Opinion re: legality of the securities
            being registered................................           **
   23.1   Consent of Independent Public Accountants.........           **
   23.2   Consent of Counsel................................     See Exhibit 5
   24     Powers of Attorney................................  See Signature Page

---------------
* Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-14539).
**   Filed herewith.


ITEM 17.  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act that is incorporated by reference into this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.   The   undersigned   Registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on January 29, 1999.

                                    SKYMALL, INC.
                                    a Nevada Corporation

                                    By:  /s/ Robert M. Worsley
                                         ------------------------------------
                                         Robert M. Worsley, President

                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitute and appoint ROBERT M. WORSLEY and ROBERT J. DIGAN, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments (including any amendments pursuant to Rule 462(b) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                       TITLE                          DATE

/s/ Robert M. Worsley         Chairman of the Board,            January 29, 1999
--------------------------    President and Chief Executive
Robert M. Worsley             Officer (Principal Executive
                              Officer)

/s/ Robert J. Digan           Chief Financial Officer           January 29, 1999
--------------------------    (Principal Financial and
Robert J. Digan               Accounting Officer)

/s/ Lyle R. Knight            Director                          January 29, 1999
--------------------------
Lyle R. Knight

/s/ Thomas J. Litle           Director                          January 29, 1999
--------------------------
Thomas J. Litle

/s/ Randy Petersen            Director                          January 29, 1999
--------------------------
Randy Petersen
                                      S-1